EXHIBIT 21.1

SUBSIDIARIES

Subsidiary	State of Incorporation / Formation	Percentage of Ownership
Generation Income Properties, LP	Delaware	86.6%
GIP TRS Inc	Maryland	100%
GIP REIT OP Limited LLC	Delaware	100%
GIP DB SPE, LLC	Delaware	100%
GIPVB SPE, LLC	Delaware	100%
GIPDC 3707 14th St LLC	Delaware	100%
GIPFL 1300 S Dale Mabry LLC	Delaware	100%
GIPAL JV 15091 SW ALABAMA 20	Delaware	100%
GIPVA 2510 WALMER AVE, LLC	Delaware	100%
GIPVA 130 CORPORATE BLVD, LLC	Delaware	100%
GIPFL JV 1106 CLEARLAKE ROAD, LLC	Delaware	100%
GIPRI 332 Valley St LLC	Delaware	100%
GIPFL 508 S Howard Ave, LLC	Delaware	100%
GIPNC 201 Etheridge Road LLC	Delaware	100%
GIPFL 702 Tillman Place, LLC	Delaware	100%
GIPIL 525 S Perryville RD, LLC	Delaware	100%
GIPCO 585 24 ½ ROAD, LLC	Delaware	100%
GIP 3134 W 76TH STREET, LLC	Delaware	100%
GIPFL 10002 N DALE MABRY, LLC	Delaware	100%
GIPAZ 199 N PANTANO ROAD, LLC	Delaware	100%